EXHIBIT 10(c)

Compensatory Arrangements of Executive Officers and Directors for 2008

Messrs. Featherman and Quinn are employed by the Corporation and the Bank pursuant to employment agreements included as exhibits to this Annual Report on Form 10-K. Each of our other executive officers is employed on an at will basis. The compensation to be paid in 2008 to the Corporation’s CEO, President, CFO, the Executive Vice Presidents who were Named Executive Officers in our last filed proxy statement and the Executive Vice President of the Wealth Management division will be based upon the annual salaries as set forth in the chart below.

Executive Officer	New Salary

John A. Featherman, III, CEO and Chairman of the Corporation and the Bank	$364,109
Kevin C. Quinn, President of the Corporation and the Bank	$275,734
John E. Balzarini, CFO of the Corporation and the Bank	$205,363
Clay T. Henry, Executive Vice President of the Wealth Management Division of the Bank	$196,267
Deborah R. Pierce, Executive Vice President of Human Resources and Administration	$170,288
Michelle E. Venema, Executive Vice President of Business Banking	$165,000

Messrs. Featherman and Quinn receive benefits, including benefits upon termination of service for certain events, as described in their respective Employment Agreements. Each of the other listed officers receives the Bank’s standard benefits package, is paid a car allowance and is a party to a separate agreement with the Bank that provides certain benefits upon a change of control and, in the case of Mr. Henry, termination of service for certain other events. Each of these agreements is included as exhibits to this Annual Report on Form 10-K. In addition, each executive officer is eligible to receive incentive compensation pursuant to the Executive Incentive Plan, filed as Exhibit 10(s).

In 2008, directors who are not also officers of the Corporation or Bank (each a “non-employee director”) will receive a fee of $750 for each Corporation or Bank board meeting attended and $400 for each committee meeting attended. Each non-employee director will also receive a $1,000 monthly retainer. Additionally, a quarterly fee of $250 will be paid to Mr. DeBaptiste for serving as Second Vice Chair of the Board, a quarterly fee of $250 will be paid to Mr. Waldron for serving as the Secretary of the Board, and a quarterly fee of $750 will be paid to Mr. Clarke for serving as the Chairman of the Audit Committee. Other Committee Chairmen will be paid a quarterly fee of $250 for such service. The non-employee directors receive a $1,000 fee for attending a training seminar.